June 2013 Pricing Sheet dated June 28, 2013 relating to Preliminary Terms No. 870 dated June 6, 2013 Registration Statement No. 333-178081 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Commodities
Commodity-Linked Partial Principal at Risk Securities due June 29, 2020
Based on the Value of the Dow Jones – UBS Commodity IndexSM
Partial Principal at Risk Securities
PRICING TERMS – JUNE 28, 2013
Issuer:	Morgan Stanley
Issue price:	$1,000 per security (see “Commission and issue price” below)
Stated principal amount:	$1,000 per security
Aggregate principal amount:	$1,475,000
Pricing date:	June 28, 2013
Original issue date:	July 3, 2013 (3 business days after the pricing date)
Maturity date:	June 29, 2020
Interest:	None
Underlying commodity index:	Dow Jones-UBS Commodity IndexSM
Payment at maturity:
If the final index value is greater than the initial index value:
$1,000 + supplemental redemption amount
If the final index value is less than or equal to the initial index value:
$1,000 x commodity performance factor, subject to the minimum payment amount
This amount will be less than the stated principal amount of $1,000 per security by an amount that is proportionate to the percentage depreciation of the underlying commodity index.  However, under no circumstances will the payment due at maturity be less than the minimum payment amount of $900 per security.

Supplemental redemption amount:	(i) $1,000 times (ii) the commodity percent change times (iii) the participation rate
Participation rate:	140%
Minimum payment amount:	$900 per security (90% of the stated principal amount)
Commodity percent change:	(final index value – initial index value) / initial index value
Commodity performance factor:	final index value / initial index value
Initial index value:	124.4663, which is the official settlement price of the underlying commodity index on the pricing date
Final index value:	The official settlement price of the underlying commodity index on the determination date
Determination date:	June 24, 2020, subject to adjustment for non-index business days and certain market disruption events
CUSIP / ISIN:	6174824Z4 / US6174824Z40
Listing:	The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Estimated value on the pricing date:	$924.70 per security. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public(1)	Agent’s commissions(1)(2)	Proceeds to issuer(3)
Per security	$1,000	$35	$965
Total	$1,475,000	$51,625	$1,423,375
(1)
The actual price to public and Agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $990 per security.  Please see “Syndicate Information” in the accompanying preliminary terms for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $35 for each security they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 870 dated June 6, 2013
Prospectus Supplement for Commodity-Linked Partial Principal at Risk Securities dated August 17, 2012
Prospectus dated November 21, 2011

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.